Exhibit 99.1

  Ultralife Batteries, Inc. Receives Rechargeable Battery Orders to
   Power Military Training Systems in Australia and Southeast Asia

    NEWARK, N.Y.--(BUSINESS WIRE)--Feb. 28, 2005--Ultralife Batteries, Inc. (NASDAQ: ULBI) has received two orders with a combined value in the mid six-figure range, from its New Zealand distributor, Power Technology Components Ltd., for two types of advanced smart lithium ion rechargeable batteries to power training systems developed by Oscmar International Ltd. The batteries will power portions of the Live Simulation, Range Instrumentation and Training Information System to be used by the Southeast Asian and Australian Defence Forces. Deliveries are expected to begin in April 2005 and be completed by May 2006.
    John D. Kavazanjian, Ultralife's president and chief executive officer, said, "These orders illustrate the success of our strategy to grow our military battery business internationally by leveraging product developed for the U.S. military. With the distribution network we now have in place around the world, we anticipate growing this component of our business in 2005 and beyond."
    Ultralife's advanced smart lithium ion battery technology was originally developed for the U.S. Army Land Warrior program. Ultralife's custom-engineered SmartCircuit(TM) technology provides the battery, charger and application with continuous information about the battery's state-of-charge and allows for continuous monitoring of the battery's condition while conserving power intelligently.
    Oscmar International's vest-worn, laser based, tactical engagement simulators are primarily used in force-on-force exercises to enhance training in battle craft skills. The simulators will be used to train and evaluate combat team leaders and their combined arms teams in a realistic battlefield environment and to provide replication of force-on-force engagements, battlefield stress and other battlefield effects.

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of power solutions for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products. Through its range of standard products and engineered solutions, Ultralife is able to provide the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States and United Kingdom, among others.
    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing facility, is located in Abingdon, U.K. Both facilities are ISO-9001 certified. Detailed information about Ultralife is available at www.ultralifebatteries.com.

    About Oscmar International Limited

    Based in Auckland, New Zealand, OSCMAR International Limited, a unit of Cubic Corporation (AMEX:CUB) is a leading supplier of training systems for defence forces around the world. The Oscmar simulators allow the users to train troops in the field providing a high level of realism, enforcing correct procedures and yielding outcomes that would be expected in actual operation. Oscmar's position as a leading supplier of training equipment has been established over a history spanning more than 12 years. In that time over 50,000 simulators and Combat Training Center systems have been supplied to customers into 16 countries. Additional information about Oscmar International Ltd. is available at www.oscmar.com. For information about Cubic Corporation visit www.cubic.com.

    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.

    CONTACT: Ultralife Batteries, Inc.
             Peter Comerford, 315-332-7100
             pcomerford@ulbi.com
             or
             Lippert/Heilshorn & Associates, Inc.
             Investor Relations Contact:
             Jody Burfening, 212-838-3777
             jburfening@lhai.com
             or
             Media Contact:
             Chenoa Taitt, 212-201-6635
             ctaitt@lhai.com